EXHIBIT 10.5

SIXTEENTH AMENDMENT TO EMPLOYMENT AGREEMENT

This Sixteenth Amendment to Employment Agreement (the “Amendment”) is made and entered into as of July 29, 2008, by and between Robert Half International Inc. (formerly Boothe Financial Corporation), a Delaware corporation, (the “Corporation”) and Harold M. Messmer, Jr. (the “Officer”).

WHEREAS, the Corporation and the Officer have entered into an employment agreement, dated as of October 2, 1985, which has been amended previously (the “Employment Agreement”).

WHEREAS, Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”) and the Treasury regulations promulgated thereunder prescribe new Federal tax rules that govern certain payments and benefits made under the Employment Agreement.

NOW, THEREFORE, the Corporation and Officer agree that the Employment Agreement is further amended as follows:

1. Section 2.1(d) of the Employment Agreement is hereby amended to read in its entirety as follows:

“(d) “Termination Upon a Change in Control” shall mean a termination by Officer, in his discretion, of Officer’s employment with Corporation within one year following a “Change in Control” as defined in the Corporation’s Stock Incentive Plan, as in effect on July 29, 2008, (“Option Plan”).”

2. Section 4.1 of the Employment Agreement is hereby amended to read in its entirety as follows:

“4.1 Severance Compensation. In the event Officer’s employment is terminated in a Termination Other Than For Cause or a Termination Upon a Change in Control, Officer shall be paid as severance compensation (a) the lump-sum present value of the amount he would have received if Base Salary (at the rate payable at the time of such termination) had been paid through the term of this Agreement and any extensions thereof plus (b) the lump-sum present value of the amount he would have received if a yearly bonus in an amount equal to the annual cash bonus paid (or to be paid) to Officer with respect to the last full calendar year completed prior to the Termination had been paid yearly over the term of this Agreement and any extensions thereof. Such present value shall be determined as of the date of termination and shall be based on a discount rate equal to the interest rate on 90-day U.S. Treasury bills, as reported in the Wall Street Journal (or similar publication), on the date of termination. To the extent required by Section 409A, if Officer is a Specified Employee (as such term is defined from time to time by Section 409A and the rules and regulations thereunder), this lump sum shall be paid no earlier than (a) six months following Separation from Service (as such term is defined from time to time by Section 409A and the rules and regulations thereunder), or such alternate date as future modifications or amendments to Section 409A and the rules and regulations thereunder may specify or (b) if earlier, Officer’s date of death, and no later than ten business days thereafter.”

3. Section 4.4 of the Employment Agreement is hereby amended to read in its entirety as follows:

“4.4 Disability Benefits. In the event of termination of Officer’s employment by reason of disability pursuant to Section 2.5, Corporation shall pay to Officer a cash lump sum equal to the excess, if any, of (i) 75% of the total Base Salary (at the rate payable at the time of termination) that would have been paid Officer from the date of such termination through the term of this Agreement and extensions thereof, over(ii) the total amounts received or to be received by Officer from long-term disability insurance carried by Corporation with respect to the period extending from the date of such termination through the term of this Agreement and any extensions thereof. In the event of a termination of Officer’s employment by reason of disability pursuant to Section 2.5, Officer shall continue to participate in all plans and programs of the Corporation referred to in Section 3.3.1 hereof to the extent that such continued participation is possible under applicable law and the terms and provisions of such plans and programs. To the extent required by Section 409A, if Officer is a Specified Employee (as such term is defined from time to time by Section 409A and the rules and regulations thereunder), this lump sum shall be paid no earlier than (a) six months following Separation from Service (as such term is defined from time to time by Section 409A and the rules and regulations thereunder), or such alternate date as future modifications or amendments to Section 409A and the rules and regulations thereunder may specify or (b) if earlier, Officer’s date of death, and no later than ten business days thereafter. For the avoidance of doubt, to the extent that the disability qualifies as a disability within the meaning of Section 409A(a)(2)(C) of the Code, the six-month delay referred to in the immediately-preceding sentence shall not apply.”

4. In all other respects, the Employment Agreement as previously amended is hereby ratified and confirmed and shall remain in full force and effect.

IN WITNESS WHEREOF, the Corporation and Officer hereto have executed this Amendment effective as of the date first written above.

ROBERT HALF INTERNATIONAL INC.		HAROLD M. MESSMER, JR.

By:	/s/ M. KEITH WADDELL	/s/ HAROLD M. MESSMER, JR.
M. Keith Waddell Vice Chairman and President